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                                                                    EXHIBIT 5(a)


                         [LCI INTERNATIONAL LETTERHEAD]




April 25, 1997

LCI International, Inc.
8180 Greensboro Drive, Suite 800
McLean, Virginia  22102

Gentlemen:

You have requested my opinion, as counsel for LCI International, Inc. and/or its subsidiaries (the "Company"), in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, by the Company of 500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), which may be purchased under the LCI International 401(k) Savings Plan (the "Plan") and an indeterminate amount of interests to be offered or sold under the Plan.

I have examined and relied upon originals or copies, certified, or otherwise identified to my satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as I have deemed relevant and necessary to the information of the opinion hereinafter set forth. In such examination, I have assumed the genuineness and authenticity of all documents examined by me and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to me and the truth and correctness of any representations and warranties contained therein.

Based upon and subject to the foregoing and to such further limitations and qualifications as set forth below, we are of the opinion that:

               The Common Stock, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ LEE M. WEINER

Lee M. Weiner
Vice President and General Counsel